SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549


                               ------------
                                 FORM 8-A


                    AMENDMENT TO APPLICATION OR REPORT

               Filed pursuant to Section 12, 13 or 15(d) of
                    THE SECURITIES EXCHANGE ACT OF 1934



                          KIMBERLY-CLARK CORPORATION
          ------------------------------------------------------
            (Exact name of registrant as specified in charter)



                              AMENDMENT NO. 2

(to the Registration Statement on Form 8-A filed with the Commission on June 28, 1988, as amended by that Form 8-A filed with the Commission on June 13, 1995)

The undersigned registrant hereby amends Items 1 and 2 of its Registration Statement on Form 8-A dated June 28, 1988, as amended by that Form 8-A filed with the Commission on June 13, 1995, as set forth below:


Item 1.        Description of Securities
               -------------------------

Item 1 is hereby amended to add the following:

Reference is hereby made to the Certificate of Adjustment filed by Kimberly-Clark Corporation (the "Company") with The First National Bank of Boston, as Rights Agent, in connection with the two-for-one split of the common stock of the Company payable April 2, 1997 to holders of record at the close of business on March 7, 1997, which is attached hereto as Exhibit 2.

Item 2.        Exhibits
               --------

Item 2 is hereby amended to add the following:

     2. Certificate of Adjustment, dated March 7, 1997, filed by Kimberly-Clark Corporation with the First National Bank of Boston, as Rights Agent.


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated:      March 17, 1997



                                                 KIMBERLY-CLARK CORPORATION



                                            By:  /s/ O. George Everbach
                                                 --------------------------
                                                 O. George Everbach
                                                 Senior Vice President -
                                                 Law and Government Affairs




                             INDEX TO EXHIBITS


Exhibit                                                             Page


   2.          Certificate of Adjustment, dated March 7, 1997,        5
               filed by Kimberly-Clark Corporation with The First
               National Bank of Boston, as Rights Agent.



                                 EXHIBIT 2

                         CERTIFICATE OF ADJUSTMENT

     This is to certify pursuant to Section 12 of the Rights Agreement, dated as of June 21, 1988, as amended and restated as of June 8, 1995, between Kimberly-Clark Corporation, a Delaware corporation (the "Company"), and The First National Bank of Boston (the "Rights Agent") that:

I.   Statement of Facts.


     On February 20, 1997, the Company's Board of Directors declared a two-for-one split of the shares of common stock, par value $1.25 per share (the "Common Shares"), of the Company to be effected in the form of a 100% stock distribution (the "Distribution") to holders of record of the Company's issued Common Shares at the close of business on March 7, 1997.

II.  Adjustments Pursuant to Rights Agreement.


     Pursuant to the provisions of Sections 11(n) and 23(a) of the Rights Agreement, certain adjustments to the number of one-hundredths of a Preferred Share (as defined in the Rights Agreement) purchasable upon proper exercise of each Right (as defined in the Rights Agreement) shall be effected as of April 2, 1997, as set forth below:

               1. Pursuant to Section 11(n) of the Rights Agreement, the number of one one-hundredths of a Preferred Share purchasable upon proper exercise of a Right shall be equal to one-half.

               2. Pursuant to Section 23(a) of the Rights Agreement, the Redemption Price shall be equal to $.005 per Right.

Dated the 7th day of March, 1997.


                                         KIMBERLY-CLARK CORPORATION



                                   By:  /s/ Donald M. Crook
                                        ----------------------------
                                        Donald M. Crook
                                        Vice President and Secretary